EXHIBIT 3.1

ARMOUR RESIDENTIAL REIT, INC.
FIRST AMENDMENT
TO AMENDED AND RESTATED BYLAWS

The Amended and Restated Bylaws (the “Bylaws”) of ARMOUR Residential REIT, Inc., a Maryland corporation (the “Corporation”), are hereby amended by deleting therefrom Article XIV in its entirety and inserting in lieu thereof a new Article XIV as follows:
ARTICLE XIV
AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. In addition, except as provided below, stockholders may alter, amend or repeal any provision of these Bylaws and adopt new Bylaws at an annual meeting of stockholders or special meeting of stockholders called for such purpose, in each case with the approval of a majority of the votes entitled to be cast thereon. A stockholders proposal submitted under this Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of the Corporation’s directors or officers, or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board of Directors.